Exhibit 99.1

XpresSpa Group Extends Collaboration with Centers for Disease Control and

Prevention (CDC) to Conduct Ongoing COVID-19 Biosurveillance at U.S. Airports

SARS-CoV-2 Variant Identification Program Expands Beyond Initial Pilot; Now Totals $5.6 Million

NEW YORK, Jan. 31, 2022 -- XpresSpa Group, Inc. (Nasdaq: XSPA), a travel health and wellness company, today announced the extension of their initial $2 million airport-based biosurveillance program with the Centers for Disease Control and Prevention (CDC) through its subsidiary XpresCheck®, bringing the total contract to $5.6 million.

First launched in September 2021, the COVID-19 biosurveillance program consisted of an 8-week pilot that focuses on the importation of emerging SARS-CoV-2 variants in the United States on flights originating from India.

“During the Thanksgiving holiday, we worked closely with the CDC to pivot and expand our surveillance program to screen for the new, highly contagious Omicron variant that was identified just days earlier in Africa,” said Ezra Ernst, XpresCheck’s recently appointed chief executive officer. “Together, with our testing partner, Concentric by Ginkgo, we successfully expanded the program to monitor additional flights from around the globe.”

With the recent expansion, the program now tests passengers entering the United States from seven African countries, including passengers making connections through the United Kingdom, France, Germany and Brazil – countries that have been identified as Level 4 Risk Assessment for COVID-19. Initially, the biosurveillance program provided testing for travelers arriving from India at three key United States airports including John F. Kennedy International Airport, Newark-Liberty International Airport and San Francisco International Airport. The expansion also included the addition of Hartsfield-Jackson Atlanta International Airport, bringing the number of testing sites to four.

“For the past 3 months, XpresCheck and their testing partner, Concentric by Gingko, demonstrated that a traveler-based SARS-CoV-2 viral genomic surveillance program can help detect emerging SARS-CoV-2 variants in the United States,” said Dr. Cindy R. Friedman, chief of CDC’s Travelers’ Health Branch. “In fact, following the rapid expansion over the Thanksgiving break, the program detected the first documented U.S. cases of Omicron sub-lineage BA.2 and BA.3,” added Friedman.

Operationally, the current expansion utilizes the same tests and processes as the pilot program. Passengers take a PCR test, which is combined with 5-10 other samples and sent to the lab to determine the presence of COVID-19. If the presence of COVID-19 is detected in the pooled sample, the viral samples will undergo genomic sequencing to identify the presence of any variants, such as the Omicron variant. In addition to the pooled tests, participating travelers are provided a free take-home PCR test which they are recommended to take within 3-5 days after their arrival. Both tests help the CDC understand which variants are making their way to the U.S.

“It’s a source of pride for me and all the XpresCheck employees that we are making a real impact in the response to COVID-19,” said Scott Milford, the recently-appointed Chief Executive Officer of XpresSpa Group. “We are creating a travel-based surveillance platform that can be used to address future emerging threats and help protect our borders. With the expansion, we are one step closer to enabling program near real-time detection of novel COVID-19 variants at our borders.”

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Funding for this project is made possible (in part) by the Centers for Disease Control and Prevention. The views expressed in written materials or publications do not necessarily reflect the official policies of the Department of Health and Human Services, nor does the mention of trade names, commercial practices, or organizations imply endorsement by the U.S. Government.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a leading global health and wellness holding company operating three distinct brands: XpresCheck®, XpresSpa®, Treat™. XpresCheck is a leading on-site airport provider of COVID-19 screening and testing with 14 locations in 12 domestic airports. XpresSpa is a leading airport retailer of spa services and related health and wellness products, with 45 locations in 21 airports globally. Treat is a travel health and wellness brand that is providing on-demand access to healthcare through technology and personalized services. The Company also recently acquired HyperPointe™, a leading digital healthcare and data analytics relationship marketing agency servicing the global healthcare and pharmaceutical industry

To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com.

To learn more about XpresCheck, visit: www.XpresCheck.com.

To learn more about XpresSpa, visit www.XpresSpa.com.

To learn more about Treat, visit: www.Treat.com.

To learn more about HyperPointe, visit www.Hyperpointe.com

Twitter: @xprescheck and Instagram: @realxprescheck

Twitter: @XpresSpa and Instagram: @XpresSpa

Twitter: @Treat_Care and Instagram: @treat_care

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. In particular, these statements include, without limitation, statements about our expectations relating to our new XpresCheck™ concept, being able to expand testing to other communicable diseases as well as administer vaccinations for the seasonal flu, our positioning to be part of the national rollout of various COVID-19 vaccinations, the degree to which our public testing model assists passengers meet testing requirements in select states and countries, our ability to identify and gain access to the latest and best COVID-19 testing methodologies and equipment, and our overall ability to manage the regulatory challenges associated with this business line. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

ir@xpresspagroup.com

(203) 682-8253

Media:

Julie Ferguson

Julie@jfprmedia.com

(312) 385-0098

About Ginkgo Bioworks

Ginkgo is building a platform to enable customers to program cells as easily as we can program computers. The company's platform is enabling biotechnology applications across diverse markets, from food and agriculture to industrial chemicals to pharmaceuticals. Ginkgo is also actively supporting a number of COVID-19 response efforts, including K-12 pooled testing, vaccine manufacturing optimization and therapeutics discovery. For more information, visit www.ginkgobioworks.com.

Media:

press@ginkgobioworks.com

Investor Relations:

investors@ginkgobioworks.com